Exhibit 99.1

Contact:	Adam N. Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FIRST QUARTER 2022

EARNINGS PER DILUTED SHARE OF $2.60

Operating Ratio Improves to 72.9%

THOMASVILLE, N.C. – (April 27, 2022) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month period ended March 31, 2022.

	Three Months Ended
	March 31,
(In thousands, except per share amounts)	2022	2021	% Chg.
Total revenue	$1,497,280	$1,126,515	32.9%
LTL services revenue	$1,475,781	$1,109,622	33.0%
Other services revenue	$21,499	$16,893	27.3%
Operating income	$405,618	$269,657	50.4%
Operating ratio	72.9%	76.1%
Net income	$299,751	$199,359	50.4%
Diluted earnings per share	$2.60	$1.70	52.9%
Diluted weighted average shares outstanding	115,173	117,256	(1.8)%

Greg C. Gantt, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion is off to a successful start in 2022 with first quarter financial results that include new Company records for revenue and earnings per diluted share. The increase in revenue for the quarter reflects the consistent strength in demand for our superior service that was supported by a favorable domestic economy. We continue to provide best-in-class service at a fair price while also offering available network capacity, both of which differentiate Old Dominion in the marketplace and support our ongoing ability to win market share.

“Revenue for the first quarter increased 32.9% due primarily to a 17.4% increase in LTL revenue per hundredweight and a 12.0% increase in LTL tons per day. The increase in our LTL tons per day included a 13.2% increase in LTL shipments per day that was partially offset by a 1.1% decrease in LTL weight per shipment. This decrease in LTL weight per shipment and the 1.2% increase in our average length of haul contributed to the increase in our reported yield. The 10.0% increase in our LTL revenue per hundredweight, excluding fuel surcharges, also reflects the success of our long-term pricing strategy, which focuses on consistent increases in yield to offset cost inflation and support further investments in capacity.

“Our operating ratio improved 320 basis points to 72.9% for the first quarter of 2022, which is a new Company record for the first quarter. The improvements in both freight density and yield created operating leverage that allowed us to improve most of our cost categories as a percent of revenue. We also continued to operate with great efficiency during the quarter and maintained our disciplined control over discretionary spending. As a result, we improved both our direct

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ODFL Reports First Quarter Financial Results

April 27, 2022

operating costs and total overhead costs as a percent of revenue during the quarter. Our salaries, wages and benefit costs as a percent of revenue improved to 45.4% from 48.4% in the first quarter of 2021, which more than offset the increases in purchased transportation and operating supplies and expenses. The increase in operating supplies and expenses reflects the significant increase in the cost of diesel fuel and other petroleum-based products during the quarter. Our average number of full-time employees increased 18.5% during the first quarter, and we intend to continue hiring additional employees during the second quarter of 2022 to support our anticipated growth and reduce our reliance on purchased transportation.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $388.7 million for the first quarter of 2022. The Company had $262.1 million in cash and cash equivalents at March 31, 2022.

Capital expenditures were $93.7 million for the first quarter of 2022. The Company expects its aggregate capital expenditures for 2022 to total approximately $825 million, including planned expenditures of $300 million for real estate and service center expansion projects; $485 million for tractors and trailers; and $40 million for information technology and other assets.

Old Dominion continued to return capital to its shareholders during the first quarter of 2022 through its share repurchase and dividend programs. The Company utilized $438.4 million of cash for its share repurchase program, including a $400.0 million accelerated share repurchase agreement that will expire no later than August 2022, and paid $34.2 million in cash dividends during the quarter.

Summary

Mr. Gantt concluded, “Old Dominion produced strong financial results for the first quarter that included several new Company records. We extended our long track record of profitable growth by continuing to execute on our long-term strategic plan. This plan, which has been in place for many years now, is focused on providing our customers with superior service at a fair price and continuously investing in equipment and network capacity to stay ahead of anticipated volume growth. It takes a special team to consistently deliver on these core principles, which is why the most important element of our strategic plan is the ongoing investment in our OD Family of employees. These fundamental elements of our long-term strategic plan have allowed us to double our market share over the past ten years, and we believe they will continue to support our long-term growth initiatives. As a result, we are confident in our ability to produce further profitable growth and increased shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through May 4, 2022, at (877) 344-7529, Access Code 8164823.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various risks related to public health epidemics, pandemics and similar outbreaks, including the continuing impact of the COVID-19 pandemic; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) the availability and cost of new equipment, including regulatory changes and supply constraints that could impact the cost of these assets; (6) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (7) the availability and price of diesel fuel and our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (8) seasonal trends in the LTL industry, including harsh weather conditions and disasters; (9) the availability and cost of capital for our significant

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ODFL Reports First Quarter Financial Results

April 27, 2022

ongoing cash requirements; (10) decreases in demand for, and the value of, used equipment; (11) our ability to successfully consummate and integrate acquisitions; (12) the costs and potential liabilities related to our international business relationships; (13) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (14) the competitive environment with respect to our industry, including pricing pressures; (15) various economic factors such as recessions, downturns in the economy, global uncertainty and instability, changes in international trade policies, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets, which may decrease demand for our services or increase our costs; (16) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (17) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (18) our ability to retain our key employees and continue to effectively execute our succession plan; (19) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (20) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (21) failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (22) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”) could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (23) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (24) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (25) the effects of legal, regulatory or market responses to climate change concerns; (26) the increase in costs associated with healthcare legislation and other mandated benefits; (27) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (28) the impact of changes in tax laws, rates, guidance and interpretations; (29) the concentration of our stock ownership with the Congdon family; (30) the ability or the failure to declare future cash dividends; (31) fluctuations in the amount and frequency of our stock repurchases; (32) volatility in the market value of our common stock; (33) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management; and (34) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports First Quarter Financial Results

April 27, 2022

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	First Quarter
(In thousands, except per share amounts)	2022		2021
Revenue	$1,497,280	100.0%	$1,126,515	100.0%

Operating expenses:
Salaries, wages & benefits	680,189	45.4%	545,659	48.4%
Operating supplies & expenses	191,357	12.8%	124,156	11.0%
General supplies & expenses	35,513	2.4%	31,168	2.8%
Operating taxes & licenses	35,076	2.3%	31,266	2.8%
Insurance & claims	16,107	1.1%	12,922	1.2%
Communications & utilities	9,876	0.7%	8,196	0.7%
Depreciation & amortization	67,340	4.5%	63,987	5.7%
Purchased transportation	52,500	3.5%	34,714	3.1%
Miscellaneous expenses, net	3,704	0.2%	4,790	0.4%

Total operating expenses	1,091,662	72.9%	856,858	76.1%

Operating income	405,618	27.1%	269,657	23.9%

Non-operating expense (income):
Interest expense	73	0.0%	507	0.0%
Interest income	(129)	(0.0)%	(286)	(0.0)%
Other expense, net	605	0.1%	128	0.0%

Income before income taxes	405,069	27.0%	269,308	23.9%

Provision for income taxes	105,318	7.0%	69,949	6.2%

Net income	$299,751	20.0%	$199,359	17.7%

Earnings per share:
Basic	$2.62		$1.71
Diluted	$2.60		$1.70

Weighted average outstanding shares:
Basic	114,419		116,498
Diluted	115,173		117,256

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ODFL Reports First Quarter Financial Results

April 27, 2022

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	First Quarter
	2022	2021	% Chg.
Work days	64	63	1.6%
Operating ratio	72.9%	76.1%
LTL intercity miles (1)	183,607	161,174	13.9%
LTL tons (1)	2,653	2,332	13.8%
LTL tonnage per day	41,454	37,010	12.0%
LTL shipments (1)	3,340	2,904	15.0%
LTL shipments per day	52,190	46,090	13.2%
LTL revenue per intercity mile	$8.13	$6.93	17.3%
LTL revenue per hundredweight	$28.13	$23.96	17.4%
LTL revenue per hundredweight, excluding fuel surcharges	$23.11	$21.01	10.0%
LTL revenue per shipment	$446.86	$384.76	16.1%
LTL revenue per shipment, excluding fuel surcharges	$367.07	$337.46	8.8%
LTL weight per shipment (lbs.)	1,589	1,606	(1.1)%
Average length of haul (miles)	939	928	1.2%
Average active full-time employees	24,277	20,479	18.5%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	March 31,	December 31,
(In thousands)	2022	2021
Cash and cash equivalents	$262,122	$462,564
Short-term investments	279,183	254,433
Other current assets	739,652	666,790
Total current assets	1,280,957	1,383,787
Net property and equipment	3,225,308	3,215,686
Other assets	216,385	222,071
Total assets	$4,722,650	$4,821,544

Current liabilities	$578,596	$464,234
Long-term debt	99,951	99,947
Other non-current liabilities	540,796	577,556
Total liabilities	1,219,343	1,141,737
Equity	3,503,307	3,679,807
Total liabilities & equity	$4,722,650	$4,821,544

Note: The financial and operating statistics in this press release are unaudited.

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